Exhibit 10.1
ARTICLES OF AMENDMENT OF THEATER XTREME ENTERTAINMENT GROUP, INC.

Theater Xtreme Entertainment Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act, DOES HEREBY CERTIFY THAT:

1.           The name of the Corporation is Theater Xtreme Entertainment Group, Inc.

2.           Pursuant to the authority conferred on the Board of Directors of the Corporation by Article III of its Articles of Incorporation, and the provisions of Section 607.0602 of the Florida Business Corporation Act, the Board of Directors duly adopted a resolution designating 1,300,000 of the Corporation’s authorized shares of preferred stock as the Corporation’s Series A 12% Convertible Preferred Stock, and created the preferences, limitations, and relative rights related thereto as are set forth on the attached Certificate of Preferences, Limitations, and Relative Rights of the Series A 12% Convertible Preferred Stock.

3.           This amendment to the Corporation’s Articles of Incorporation was adopted on April 24, 2008.

4.           This amendment to the Corporation’s Articles of Incorporation was adopted by the Corporation’s Board of Directors without shareholder action, which was not required.

IN WITNESS WHEREOF, the Corporation has caused this document to be executed by Robert G. Oberosler, its Chief Executive Officer, this 5th day of May, 2008.

THEATER XTREME ENTERTAINMENT GROUP, INC.

By:           /s/ Robert G. Oberosler
Robert G. Oberosler,
Chief Executive Officer

CERTIFICATE OF PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF
THE SERIES A 12% CONVERTIBLE PREFERRED STOCK OF
THEATER XTREME ENTERTAINMENT GROUP, INC. (the “Corporation”)

I.           Rights on Liquidation, Dissolution or Winding Up.

(a)           In the event of any liquidation, dissolution or winding up of the Corporation, distributions out of the assets of the Corporation available therefor shall be made to the shareholders of the Corporation in the following manner:

(i)           The holders of shares of the Corporation's Series A 12% Convertible Preferred Stock (the “Series A Preferred Stock”) then outstanding shall be entitled to receive, in preference to the holders of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), a per share amount equal to the greater of (a) $1.00 per share of Series A Preferred Stock, plus any accrued and unpaid dividends, or (b) an amount per share of Series A Preferred Stock which the holders would have received on an as converted basis, using the Applicable Conversion Price (the “Liquidated Preference”).  The term “Applicable Conversion Price” shall mean the Initial Conversion Price (as hereinafter defined) of the Series A Preferred Stock as adjusted from time to time pursuant to Article V of this Certificate.

(ii)           If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of the Series A Preferred Stock under Sections I(a)(i) and to the holders of shares of all other capital stock ranking pari passu with the Series A Preferred Stock shall be insufficient to permit the payment to all such holders of their full preferential amounts, the holders of shares of the Series A Preferred Stock and such holders of capital stock ranking pari passu therewith, shall share ratably in any distribution of assets in proportion to the amounts that would have been distributed to each such holder upon the liquidation, dissolution or winding up of the Corporation in respect of such shares held by them if all amounts payable on or with respect to such shares had been paid in full.

(b)           After the distribution to the holders of the Series A Preferred Stock described in Section I(a) hereof has been made, the holders of the Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation and shall have no further rights of conversion.

(c)           A consolidation or merger of the Corporation in a transaction in which the shareholders of the Corporation receive cash, securities or other consideration in exchange for the shares of capital stock held by them, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation to another person or persons as an entirety, or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section I, unless either (i) the per share consideration paid on an as converted basis to Common Stock in such consolidation, merger, sale, conveyance, disposition, or other transaction exceeds 300% of the Applicable Conversion Price or (ii) such consolidation, merger, sale, conveyance, disposition, or other transaction is approved by the holders of a majority of the Series A Preferred Stock.

(d)           The Liquidation Preference to be paid to the holders of the Series A Preferred Stock hereunder shall be adjusted equitably to reflect any stock splits, stock combinations or stock subdivisions with respect to the Series A Preferred Stock.

II.           Voting.

(a)           The holders of the Series A Preferred Stock shall be entitled to notice of all shareholders’ meetings and to vote or to act by written consent of shareholders.

(b)           Except as otherwise required by law, by the Corporation’s Articles of Incorporation or in a certificate of preferences, limitations, and relative rights filed by the Corporation pursuant to the Florida Business Corporation Act, the holders of the Series A Preferred Stock and Common Stock shall vote as a single class on all matters submitted to the shareholders of the Corporation on the basis that each holder of the Series A Preferred Stock shall have that number of votes per share of Series A Preferred Stock equal to the number of shares of Common Stock into which each respective share of the Series A Preferred Stock held by such holder could be converted on the date for determination of shareholders of record entitled to vote at the meeting or on the effective date of any applicable written consent.  The holders of the Common Stock shall be entitled to one vote for each share of Common Stock registered in the name of such holder.  With respect to all questions as to which, under law, shareholders are entitled to vote by (a) class, the holders of the Series A Preferred Stock then outstanding shall vote together with all other preferred shareholders as a class separately from the holders of the Common Stock, or (b) by series, the holders of Series A Preferred Stock then outstanding shall vote together with all other holders of Series A Preferred Stock as a single series separately from any other class or series of the Corporation’s capital stock then outstanding.

III.           Negative Covenants.  As long as any share of Series A Preferred Stock is outstanding, the Corporation shall not, except as otherwise provided herein, take any of the actions set forth below without the affirmative vote or written consent of the majority in interest of the holders of the outstanding shares of Series A Preferred Stock, voting together as a single class:

(a)           amend, alter or repeal any provisions of, or add any provisions to, the Articles of Incorporation of the Corporation, or adopt, amend, repeal or abrogate any provision of the By-Laws of the Corporation;

(b)           redeem any shares of the Corporation’s capital stock except for (i) the redemption of the Series A Preferred Stock or the Warrants (as hereinafter defined), in accordance with their respective terms, (ii) the redemption of Common Stock to accomplish cashless exercises of stock options or warrants outstanding on November 30, 2007 or issued in the future pursuant to a compensation plan which has been approved by the shareholders of the Corporation, or (iii) securities cancelled in connection with their exercise or conversion in accordance with their respective terms;

(c)           change the preferences, limitations or relative rights of the Series A Preferred Stock;

(d)           increase or decrease the authorized number of shares of Series A Preferred Stock; or

(e)           create (by reclassification or otherwise) any new series or shares having preferences, limitations, or relative rights senior to those of the Series A Preferred Stock.

IV.           Conversion.  The holders of the Series A Preferred Stock shall have the following conversion rights:

(a)           Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof, at any time after September 30, 2008, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into ten (10) shares of Common Stock; provided, however, that if the Corporation merges with and into another entity pursuant to which the holders of Common Stock receive solely cash consideration, each share of Series A Preferred Stock shall be automatically converted into the right to receive the product of (A) 18.181 multiplied by (B) the cash consideration per share of Common Stock paid or to be paid in such merger.  All shares of Common Stock issued on conversion of the Series A Preferred Stock shall be deemed fully paid and nonassessable shares of Common Stock.  The Initial Conversion Price shall be Ten Cents ($0.10) per share and shall be adjusted from time to time pursuant to Article V of this Certificate.

(b)           Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then Applicable Conversion Price if the average closing or last sale price of the Common Stock on the OTC Bulletin Board or other stock exchange or trading medium where such shares are traded for any consecutive twenty (20) trading day period, shall exceed three hundred percent (300%) of the then Applicable Conversion Price.

(c)           No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  Any fractional shares to which a holder would otherwise be entitled shall be cancelled.

(d)           Upon the automatic conversion of the Series A Preferred Stock pursuant to Section IV(a) or IV(b), the holders of such Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent.  Upon the occurrence of an event specified in Section IV(a) or IV(b), the Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Series A Preferred Stock; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series A Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity bond.  Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of whole shares of Common Stock into which the shares of the Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.  From and after the date of the event that causes the automatic conversion, all rights of the holder with respect to the Series A Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of such holder's certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof.

(e)           Before any holder of shares of Series A Preferred Stock shall be entitled to convert such shares into shares of Common Stock (except as provided in Section IV(d)), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of its transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation at such office that such holder elects to convert the shares of Series A Preferred Stock and shall state therein such holder’s name or the name or names of such holder’s nominee in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to such holder’s nominee, a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made on the date of such surrender of the shares of Series A Preferred Stock to be converted and notice given as herein provided, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date or, if such date is a weekend or legal holiday, the next succeeding business day.  From and after such date, all rights of the holder with respect to the Series A Preferred Stock so converted shall terminate.

(f)           In the event of any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend that is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of the Series A Preferred Stock, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(g)           The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series A Preferred Stock.

(h)           The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of the Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer to a name other than that of the holder of the Series A Preferred Stock, and no issuance or delivery need be made unless the Corporation has been paid the amount of such tax or it has been established to the Corporation's satisfaction that the tax has been paid.

V.           Antidilution

(a)           For purposes of this Section V, the following definitions shall apply:

(i)           “Option” shall mean each option or warrant to subscribe for, purchase or otherwise acquire Common Stock including the Warrants.

(ii)           “Warrants” mean those certain warrants exercisable at $0.50 per share expiring on November 30, 2012 and issued at the time of the issuance of Series A Preferred Stock.

(iii)           “Original Issue Date” shall mean April 28, 2008.

(iv)           “Convertible Securities” shall mean any evidences of indebtedness or shares (other than the Series A Preferred Stock) of Corporation capital stock convertible into, exchangeable for, or exercisable (with or without the payment of additional consideration or exercise price) for Common Stock.

(b)           In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on or with respect to the Common Stock payable in Common Stock or in any Convertible Securities or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of such shares (by reclassification or otherwise other than by payment of a dividend in Common Stock), the Applicable Conversion Price in effect immediately prior to such dividend, distribution, or subdivision shall, on the record date for such event (or in the absence of a record date, on the date of such event) be decreased proportionately; provided, however, that the Applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward (together with any amount carried forward pursuant to Section V(c)) and the reduction with respect thereto shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

(c)           In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Applicable Conversion Price in effect immediately prior to such combination or consolidation shall, on the record date for such event (or in the absence of a record date, on the date of such event) be increased proportionately; provided, however, that the Applicable Conversion Price shall not be so increased at such time if the amount of such increase would be an amount less than $.01, but any such amount shall be carried forward (together with any amount carried forward pursuant to Section V(b)) and the increase with respect thereto shall be made at the time of and together with any subsequent increase which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

(d)           Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section V, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of Series A Preferred Stock.

VI.           Dividends.

(a)           The holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends in preference to any dividend declared or paid on the Common Stock at the rate of Twelve Cents ($0.12) per share of Series A Preferred Stock per annum from the Original Issue Date (as defined in Article V of this Certificate).  The dividends shall be payable at the election of the Corporation in cash or newly issued shares of Common Stock or any combination thereof.  Dividends shall be declared on a semi-annual basis.  All dividends declared with respect to the Series A Preferred Stock shall be declared pro rata per share.  The holders of the Series A Preferred Stock also shall be entitled to participate pro rata in any dividends paid on the Common Stock on an as converted basis as set forth in Section VI(d) of this Certificate.

(b)           Immediately prior to a liquidation, dissolution or winding up of the Corporation, all accrued but unpaid dividends on the Series A Preferred Stock, whether declared or not declared, shall be paid, and immediately prior to any conversion of shares of the Series A Preferred Stock, all accrued but unpaid dividends on the shares of the Series A Preferred Stock to be converted, whether or not declared, shall be paid.

(c)           To the extent the Corporation elects to pay any dividend in newly issued shares of Common Stock, the number of shares to be issued will be valued at the VWAP for the 30 trading days immediately preceding (but not including) the applicable record date with respect to such dividend.  “VWAP” means the volume weighted average price of the Common Stock on the OTC Bulletin Board or other stock exchange or trading medium where such shares are traded as reported by Bloomberg, L.P. using the VWAP function.  If for any reason, VWAP cannot be thus determined, “VWAP” shall mean the average closing or last sale price of the Company’s Common Stock on the OTC Bulletin Board or such other exchange or trading medium.  If the shares of Common Stock are not then so trading, the Board of Directors shall fix the fair value of such dividend shares in good faith.

(d)           In the event that the Board of Directors of the Corporation shall declare a dividend (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise), payable on the then outstanding shares of Common Stock of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive dividends in an amount per share of Series A Preferred Stock that is equal to the product of (i) the number of shares of Common Stock into which the Series A Preferred Stock is convertible on the record date for such dividend multiplied by (ii) the aggregate per share amount of all cash dividends and the aggregate per share amount of all other property distributed on or with respect to the Common Stock.  Such dividends shall be declared and paid contemporaneously with the declaration and payment of the related dividend on the Common Stock.

(e)           As long as any share of the Series A Preferred Stock remains outstanding, no dividend shall be declared or paid upon, nor shall any distribution be made upon, the Corporation’s Common Stock if at the time (i) dividends that accrued with respect to the Series A Preferred Stock shall remain unpaid, or (ii) any other payment or distribution on or with respect to any share of Series A Preferred Stock that shall theretofore have been due from the Corporation shall not have been made in full.